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                                  EXHIBIT 10.6
           FORM OF EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEEMENT AND
        LIFE INSURANCE ENDORSEMENT METHOD SPLIT DOLLAR PLAN AGREEMENT FOR WILLIAM F. HUBEL, STEVE R. TERJESON, LARK E. WYSHAM AND SCOTT M. ZIMBRICK

EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT

This Agreement is made and entered into effective as of October 16, 2001, by and between Citizens Bank, a state-chartered commercial bank with its principal offices located in the City of Corvallis, Oregon ("Bank"), a wholly-owned subsidiary of Citizens Bancorp (the "Holding Company") and executive officer, an individual residing in the State of Oregon ("Executive").

RECITALS

WHEREAS, the Executive is an employee of the Bank, serving since hire date;

WHEREAS, the Bank desires to establish a compensation benefit program as a fringe benefit for executive officers of the Bank in order to attract and retain individuals with extensive and valuable experience in the banking industry;

WHEREAS, the Executive's experience and knowledge of the affairs of the Bank and the banking industry are extensive and valuable;

WHEREAS, it is deemed to be in the best interests of the Bank to provide the Executive with certain fringe benefits, on the terms and conditions set forth herein, in order to reasonably induce the Executive to remain in the Bank's employment; and

WHEREAS, the Executive and the Bank wish to specify in writing the terms and conditions upon which this additional compensatory incentive will be provided to the Executive;

NOW, THEREFORE, in consideration of the services to be performed by the Executive in the future, as well as the mutual promises and covenants contained herein, the Executive and the Bank agree as follows:

1. Terms and Definitions.

1.1. Administrator. The Bank shall be the "Administrator" and, solely for the purposes of ERISA as defined in subparagraph 1.9 below, the "fiduciary" of this Agreement where a fiduciary is required by ERISA.

1.2. Applicable Percentage. The term "Applicable Percentage" shall mean that percentage listed on Schedule "A" attached hereto which is adjacent to the calendar years which shall have elapsed from September 1, 2001 and ending on the date payments are to first begin under the terms of this Agreement. Notwithstanding the foregoing or the percentages set forth on Schedule "A" & "B", but subject to all other terms and conditions set forth herein, the "Applicable Percentage" shall be: one hundred percent (100%) in the event the Executive's employment is terminated pursuant to subparagraph 5.4 upon the occurrence of a "Change in Control" as defined in subparagraph 1.3 below, or the Executive's "Disability" as defined in subparagraph 1.5 below or the Executive's Death.

1.3. Change in Control. The term "Change in Control" shall mean the occurrence of any of the following events with respect to the Bank (with the term "Bank" being defined for purposes of determining whether a "Change in Control" has occurred to include the Holding Company): (i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or in response to any other form or report to the regulatory agencies or governmental authorities having jurisdiction over the Bank or any stock exchange on which the Bank's shares are listed which requires the reporting of a change in control; (ii) any merger, consolidation or substantive reorganization of the Bank regardless of whether the Bank does or does not survive; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of any assets of the Bank having an aggregate fair market value of fifty percent (50%) of the total value of the assets of the Bank, reflected in the most recent balance sheet of the Bank; (iv) a transaction whereby any "person" (as such term is used in the Exchange Act) or any individual, corporation, partnership, trust or any other entity becomes the beneficial owner, directly or indirectly, of securities of the Bank representing in excess of fifty percent (50%) of the combined voting power of the Bank's then outstanding securities; or (v) a situation where, in any one-year period, individuals who at the beginning of such period constitute the Board of Directors of the Bank cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Bank's shareholders, of each new Director is approved by a vote of at least three-quarters (3/4) of the Directors then still in office who were Directors at the beginning of the period. Notwithstanding the foregoing or anything else contained herein to the contrary, there shall not be a "Change of Control" for the purposes of this Agreement if the event which would otherwise come within the meaning of the term "Change of Control" involves: (1) an Employee Stock Ownership Plan sponsored by the Bank or its Holding Company which is the party that acquires "control" or is the principal participant in the transaction constituting a "Change in Control," as described above; (2) is caused in whole or in part by a Subchapter "5" election on the part of the Bank or the Holding Company;

1.4. The Code. The "Code" shall mean the Internal Revenue Code of 1986, as amended (the "Code").

1.5. Disability/Disabled. The term "Disability" or "Disabled" shall have the same meaning given such terms in any policy of disability insurance maintained by the Bank for the benefit of the Executive. In the absence of such a policy which extends coverage to the Executive in the event of disability, the terms shall mean bodily injury or disease (mental or physical) which wholly and continuously prevents the performance of duty for at least six months.

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1.6. Effective Date. The term "Effective Date" shall mean the date first written above.

1.7. ERISA. The term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.8. Executive Benefit; Limitation. The term "Executive Benefit" or "Retirement Benefit Payments" shall mean the benefits determined pursuant to subparagraphs
3.1 or 3.2 and in accordance with Schedule "B", and reduced or adjusted to the extent: (i) required under the other provisions of this Agreement, including, but not limited to, Paragraphs 5 and 7 hereof, (ii) required by reason of the lawful order of any regulatory agency or body having jurisdiction over the Bank or the Holding Company; or (iii) required in order for the Bank or the Holding Company to properly comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (e.g., FICA, FUTA, SDI). The maximum term of any Executive Benefit or Retirement Benefit Payments payable over time under the Agreement shall be twenty-five (25) years from the first date of payment of such Executive Benefit.

1.9. Normal Retirement Date. The term "Normal Retirement Date" shall mean the Retirement, as defined below, of the Executive upon attainment of age sixty-two
(62). Upon the occurrence of a "Change of Control" as defined in subparagraph
1.3 above, "Normal Retirement Date" shall mean the Retirement, as defined below, of the Executive upon attainment of age sixty (60).

1.10. Early Retirement Date. The term "Early Retirement Date" shall mean Retirement, as defined below, of the Executive after the attainment of age fifty-five (55).

1.11. Plan Year. The term "Plan Year" shall mean the Bank's fiscal year.

1.12. Retirement. The term "Retirement" or "Retires" shall refer to the date which the Executive acknowledges in writing to Bank to be the last day the Executive will provide any significant personal services, whether as an employee or independent consultant or contractor, to Bank or any other employer in the financial services industry. For purposes of this Agreement, the phrase "significant personal services" shall mean more than ten (10) hours of personal services rendered to one or more individuals or entities in any thirty (30) day period.

1.13. Termination for Cause. The term "Termination for Cause" shall mean termination of the employment of the Executive by reason of any of the following:

(a) A termination "for cause" as this term may be defined in any written employment agreement entered into by and between the Bank and the Executive;

(b) The willful breach of duty by the Executive in the course of his employment;

(c) The Executive's willful and intentional violation of any federal banking or securities laws, or of the Bylaws, rules, policies or resolutions of the Bank or the Holding Company, or the rules or regulations of the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, or any other regulatory agency or governmental authority having jurisdiction over the Bank or the Holding Company (collectively, "Bank Regulator") which has a material adverse effect upon the Bank or the Holding Company;

(d) The Executive is convicted of any felony or a crime which has an adverse effect on the Bank in the reasonable judgment of the Bank's or the Holding Company's Board of Directors, or willfully and intentionally commits a fraudulent or dishonest act.

2. Scope, Purpose and Effect.

2.1. Contract of Employment. Although this Agreement is intended to provide the Executive with an additional incentive to remain in the employ of the Bank, this Agreement shall not be deemed to constitute a contract of employment between the Executive and the Bank nor shall any provision of this Agreement restrict or expand the right of the Bank to terminate the Executive's employment. This Agreement shall have no impact or effect upon any separate written Employment Agreement which the Executive may have with the Bank, it being the parties' intention and agreement that unless this Agreement is specifically referenced in said Employment Agreement (or any modification thereto), this Agreement (and the Bank's obligations hereunder) shall stand separate and apart and shall have no effect on or be affected by, the terms and provisions of said Employment Agreement.

2.2. Fringe Benefit; 401(A) Plan. The benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Executive, and are not a part of any salary reduction plan or any arrangement deferring a bonus or a salary increase. The Executive shall have no right to take any current payments or bonus in lieu of the benefits provided by this Agreement. The Executive further agrees to accept the benefits provided by the Agreement in lieu of participation in the existing Citizens Bank 401(A) Profit Sharing Plan for the time period set forth on Schedule "A." In particular, and as consideration for the benefits provided under the Agreement, the Executive hereby agrees to forgo and forfeit any right to contributions for the Executive's benefit to the Citizens Bank 401(A) Profit Sharing Plan for the period beginning January 1, 2001 and ending December 31, 2011.

2.3 Prohibited Payments. Notwithstanding anything in this Agreement to the contrary (and in particular in section 1.8 or section 3 hereof), if any payment made under this Agreement is a "golden parachute payment" as defined in Section 28(k) of the Federal Deposit Insurance Act (12 U.S.C. section 1828(k) and Part 359 of the Rules and Regulations of the Federal Deposit Insurance Corporation (collectively, the "FDIC Rules") or is otherwise prohibited, restricted or subject to the prior approval of a Bank Regulator (as defined in section 1.13
(d) herein), no payment shall be made hereunder without complying with said FDIC Rules.

3. Executive Benefits Payments.

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3.1. Payments Commence Upon Early Retirement Date. In the event the Executive elects to Retire on a date which constitutes an Early Retirement Date, as defined in subparagraph 1.10 above, the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits as described in Schedules A & B, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Early Retirement Date occurs or upon such later date as may be mutually agreed upon by the Executive and the Bank in advance of said Early Retirement Date.

3.2. Payments Commence Upon Normal Retirement Date. If the Executive shall remain in the continuous employment of the Bank until attaining sixty-two (62) years of age, the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits, as defined in Schedules A & B, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive Retires or upon such later date as may be mutually agreed upon by the Executive and the Bank in advance of said Retirement date, payable until the Executive's death.

3.3. Payments Upon Demotion. If the Executive is subject to a Demotion, the effective date of the Demotion shall be deemed to be an Early Retirement Date, as defined in subparagraph 1.10 above, and the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits as described in Schedules A & B, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Demotion occurs or upon such later date as may be mutually agreed upon by the Executive and the Bank in advance of said Demotion. "Demotion" means a substantial reduction in the Executive's pay, job title, or duties, including without limitation a reduction of work hours to fewer than forty (40) hours per week.

4. Payments in the Event Disability Occurs Prior to Retirement. In the event the Executive becomes Disabled while actively employed by the Bank at any time after the Effective Date of this Agreement but prior to Retirement, the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits, as defined above, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive becomes Disabled, payable until the Executive's death.

5. Payments in the Event Executive Is Terminated Prior to Retirement. As indicated in subparagraph 2.1 above, the Bank reserves the right to terminate the Executive's employment, with or without Cause but subject to any written employment agreement which may then exist, at any time prior to the Executive's Retirement. In the event that the employment of the Executive shall be terminated, other than by reason of Disability or Retirement, then this Agreement shall terminate upon the date of such termination of employment; provided, however, that the Executive shall be entitled to the following benefits as may be applicable depending upon the circumstances surrounding the Executive's termination:

5.1. Termination Without Cause. If the Executive's employment is terminated by the Bank without cause, and such termination is not subject to the provisions of subparagraph 5.4 below, the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits, as defined above, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive attains fifty-five (55) years of age, or any month thereafter, as requested in writing by the Executive and delivered to the Bank or its successor thirty (30) days prior to the commencement of installment payments; provided, however, that in the event the Executive does not request a commencement date as specified, such installments shall be paid on the first day of each month, beginning with the month following the month in which the Executive attains sixty-two (62) years of age.

5.2. Voluntary Termination by the Executive.

(a) If the Applicable Percentage is one hundred percent (100%), the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits, as defined in Schedule B, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive attains fifty-five (55) years of age, or any month thereafter, as requested in writing by the Executive and delivered to the Bank or its successor thirty (30) days prior to the commencement of installment payments; provided, however, that in the event the Executive does not request a commencement date as specified, such installments shall be paid on the first day of each month, beginning with the month following the month in which the Executive attains sixty-two (62) years of age.

(b) Except as provided in Section 5.2(c), if the Executive's employment is terminated by voluntary resignation prior to the date specified in Schedule A which corresponds to an Applicable Percentage equal to one hundred percent (100%) and such resignation is not subject to the provisions of subparagraph 5.4 below, the Executive shall forfeit any and all rights and benefits he may have under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to the Executive by the Bank pursuant to the terms of this Agreement.

(c) If the Executive's employment is terminated by voluntary resignation prior to the date specified in Schedule A which corresponds to an Applicable Percentage equal to one hundred percent (100%) and such resignation follows the termination, retirement, death or disability of William Humphreys, the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits, as defined above, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive attains fifty-five (55) years of age, or any month thereafter, as requested in writing by the Executive and delivered to the Bank or its successor thirty (30) days prior to the commencement of installment payments; provided, however, that in the event the Executive does not request a commencement date as specified, such installments shall be paid on the first day of each month,, beginning with the month following the month in which the Executive attains sixty-two (62) years of age.

5.3. Termination for Cause. The Executive agrees that if his employment with the Bank is terminated "for cause," as defined in subparagraph 1.13 of this Agreement, he shall forfeit any and all rights and benefits he may have under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to the Executive by the Bank pursuant to the terms of this Agreement; provided however, if the Executive is terminated for disability, he shall be entitled to benefits under Section 4.

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5.4. Termination on Account of or After a Change in Control. In the event: (i)
the Executive's employment with the Bank is terminated by the Bank in conjunction with, or by reason of, a "Change in Control" (as defined in subparagraph 1.3 above) whether or not the Executive favored or opposed the Change in Control; or (ii) by reason of the Bank's actions any adverse and material change occurs in the scope of the Executive's position, responsibilities, duties, salary, benefits, or location of employment after a Change in Control occurs; or (iii) the Bank causes an event to occur which reasonably constitutes or results in a demotion, a significant diminution of responsibilities or authority, or a constructive termination (by forcing a resignation or otherwise) of the Executive's employment after a Change in Control occurs, then the Executive shall be entitled to be paid the Applicable Percentage of the Executive Benefits, as defined above, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Executive attains fifty-five (55) years of age or any month thereafter, as requested in writing by the Executive and delivered to the Bank or its successor thirty (30) days prior to the commencement of installment payments; provided, however, that in the event the Executive does not request a commencement date as specified, such installments shall be paid on the first day of each month, beginning with the month following the month in which the Executive attains sixty-two (62) years of age. The installments shall be payable until the Executive's death.

6. Right To Determine Funding Methods. The Bank reserves the right to determine, in its sole and absolute discretion, whether, to what extent and by what method, if any, to provide for the payment of the amounts which may be payable to the Executive, under the terms of this Agreement. In the event that the Bank elects to fund this Agreement, in whole or in part, through the use of life insurance or annuities, or both, the Bank shall determine the ownership and beneficial interests of any such policy of life insurance or annuity. The Bank further reserves the right, in its sole and absolute discretion, to terminate any such policy, and any other devise used to fund its obligations under this Agreement, at any time, in whole or in part. Consistent with Paragraph 8 below, the Executive shall have no right, title or interest in or to any funding source or amount utilized by the Bank pursuant to this Agreement, and any such funding source or amount shall not constitute security for the performance of the Bank's obligations pursuant to this Agreement. In connection with the foregoing, the Executive agrees to execute such documents and undergo such medical examinations or tests which the Bank may request and which may be reasonably necessary to facilitate any funding for this Agreement including, without limitation, the Bank's acquisition of any policy of insurance or annuity.

7. Claims Procedure; Review.

7.1 Filing Claim - Procedure. In accordance with the Bank's obligations to comply with ERISA, a claim for benefits under the Agreement shall be made in writing and delivered to the Bank as the Named Fiduciary. Within a reasonable time after receipt of the claim, the Bank shall provide a written notice of decision to the claimant. If a claim is wholly or partially denied, the following shall apply:

7.1.1 The written notice shall be provided to each claimant, shall state in plain language the specific reason or reasons for the denial, shall make specific reference to the pertinent provisions of the Agreement on which the denial is based, and shall describe any additional material or information necessary to perfect the claim and an explanation of why such information is necessary.

7.1.2 The written notice shall also contain an explanation of the review procedure established under the Agreement.

7.2 Review Procedure. The review procedure set forth in this Section is for the purpose of allowing a claimant under the Agreement to have a reasonable opportunity to appeal a denial of a claim and to receive a full and fair review.

7.2.1 Within sixty (60) days of the denial, in whole or in part, of a claim for benefits under the Agreement, the claimant may file a written request with the Bank as Named Fiduciary under the Agreement for a review of the denial. The request may contain issues and comments, and may include any other materials or information that may be pertinent to the review. The claimant may also request and review any pertinent documents relating to the claim.

7.2.2 Within sixty (60) days of the receipt of a written request for review, the Named Fiduciary shall make a decision on the request. The Named Fiduciary may in its discretion (i) extend the time for decision to no more than one hundred and twenty (120) days of the receipt of a written request for review, (ii) hold a hearing on the denied claim, and (iii) request additional information from the claimant.

7.2.3 The decision of the Named Fiduciary on the request for review shall be provided to each claimant, shall state in plain language the specific reason or reasons for the decision, and shall make specific reference to the pertinent provisions of the Agreement on which the decision is based.

8. Status as an Unsecured General Creditor. Notwithstanding anything contained herein to the contrary: (i) the Executive shall have no legal or equitable rights, interests or claims in or to any specific property or assets of the Bank as a result of this Agreement; (ii) none of the Bank's assets shall be held in or under any trust for the benefit of the Executive or held in any way as security for the fulfillment of the obligations of the Bank under this Agreement; (iii) all of the Bank's assets shall be and remain the general unpledged and unrestricted assets of the Bank; (iv) the Bank's obligation under this Agreement shall be that of an unfunded and unsecured promise by the Bank to pay money in the future; and (v) the Executive shall be an unsecured general creditor with respect to any benefits which may be payable under the terms of this Agreement. Notwithstanding subparagraphs (i) through (v) above, the Bank and the Executive acknowledge and agree that, in the event of a Change in Control, upon request of the Executive, or in the Bank's discretion if the Executive does not so request and the Bank nonetheless deems it appropriate, the Bank shall establish, concurrent with this agreement, a Rabbi Trust or multiple Rabbi Trusts (the "Trust" or "Trusts") upon such terms and conditions as the Bank, in its sole discretion, deems appropriate and in compliance with applicable provisions of the Code, in order to permit the Bank to make contributions and/or transfer assets to the Trust or Trusts to discharge its obligations pursuant to this Agreement. The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of the Bank to be used exclusively for discharge of the Bank's obligations pursuant to this Agreement and shall continue to be subject to the claims of the Bank's general creditors until paid to the Executive in such manner and at such times as specified in this Agreement.

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9. Discretion of Board to Modify Terms. Notwithstanding any other provision of the Agreement, the Board of Directors of the Bank or the Holding Company may, its sole and absolute discretion: (i) accelerate the payment of the amounts due under the terms of this Agreement, provided that the Executive consents to the revised payout terms determined appropriate by the Board of Directors; (ii) modify other terms or conditions of the Agreement, as the Board of Directors deems necessary or appropriate, in response to changes in legislation, to rules, regulations or rulings issued under the Internal Revenue Code, or to other similar events having a substantial impact on the costs and benefits to the Bank of its obligations under the Agreement, provided that the Executive shall receive a substantially equivalent benefit in the event that a benefit existing under the Agreement is canceled as a result of such modification.

10. Miscellaneous.

10.1. Opportunity To Consult With Independent Advisors. The Executive acknowledges that he or she has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Executive's right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement. The Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this subparagraph 10.1. The Executive further acknowledges that he or she has read, understands and consents to all of the terms and conditions of this Agreement, and that he or she enters into this Agreement with a full understanding of its terms and conditions.

10.2. Arbitration of Disputes. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Bank in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. ("JAMS"), located in Portland, Oregon. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this Paragraph, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties of the American Arbitration Association ("AAA") located in Portland, Oregon, shall conduct the binding arbitration referred to in this Paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to such rules of procedure used or established by JAMS, or if there are none, the rules of procedure used or established by AAA. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. Any arbitration hereunder shall be conducted in Corvallis, Oregon, unless otherwise agreed to by the parties.

10.3 Attorneys' Fees. In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys' fees and costs incurred in connection therewith or in the enforcement or collection of any judgment or award rendered therein. The "prevailing party" means the party determined by the arbitrator(s) or court, as the case may be, to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

10.4. Notice. Any notice required or permitted of either the Executive or the Bank under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Bank: President, Citizens Bank
275 SW 3rd Street
Corvallis, Oregon 97333-4629
If to the Executive: Executive Officer
Executive Address

10.5. Assignment. The Executive shall have no power or right to transfer, assign, anticipate, hypothecate, modify or otherwise encumber any part or all of the amounts payable hereunder, nor, prior to payment in accordance with the terms of this Agreement, shall any portion of such amounts be: (i) subject to seizure by any creditor of the Executive, by a proceeding at law or in equity, for the payment of any debts, judgments, alimony or separate maintenance obligations which may be owed by the Executive; or (ii) transferable by operation of law in the event of bankruptcy, insolvency or otherwise. Any such attempted assignment or transfer shall be void.

10.6. Binding Effect/Merger or Reorganization. This Agreement shall be binding upon and inure to the benefit of the Executive and the Bank. Accordingly, the Bank shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm or person, unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the

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obligations of the Bank under this Agreement. In the alternative, the Holding
Company may agree to assume and discharge the obligation of the Bank under this Agreement. Upon the occurrence of such event, the term "Bank" as used in this Agreement shall be deemed to refer to such surviving or successor firm, person, entity or corporation, or the Holding Company, as the case may be.

10.7. Nonwaiver. The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party's right thereafter to enforce each and every term and condition of this Agreement.

10.8. Partial Invalidity. If any terms, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant or condition invalid, void or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

10.9. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect thereto. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

10.10. Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by each party or such party's authorized representative.

10.11. Paragraph Headings. The paragraph headings used in this Agreement are for convenience only, and shall not affect or be used in connection with the interpretation of this Agreement.

10.12. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

10.13. Gender. Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

10.14 Governing Law. The laws of the State of Oregon, other than those laws denominated choice of law rules, and where applicable, the rules and regulations of any regulatory agency or governmental authority having jurisdiction over the Bank or the Holding Company, shall govern the validity, interpretation, construction and effect of this Agreement.

IN WITNESS WHEREOF, the Bank and the Executive have executed this Agreement on the date first above-written in the City of Corvallis, Oregon.

SCHEDULE A

CALENDAR YEAR APPLICABLE PERCENTAGE

September 1, 2001 to December 31, 2001        0%
January l, 2002                              10%
January 1, 2003                              20%
January 1, 2004                              30%
January 1, 2005                              40%
January 1, 2006                              50%
January 1, 2007                              60%
January 1, 2008                              70%
January 1, 2009                              80%
January l, 2010                              90%
January l, 2011                             100%

SCHEDULE B

EXECUTIVE BENEFITS

The Bank shall pay to the Executive pursuant to the Agreement during the Executive's lifetime an amount equal to Fifty Thousand Dollars ($50,000.00) per year in twelve (12) equal monthly installments. The amount of Executive Benefits payable under the Agreement shall be adjusted each year from the date of commencement of payments of the Executive Benefits until the death of the Executive as follows:

a. The Executive Benefits shall be increased at the rate of two percent (2%) each year.

b. If the Executive elects Early Retirement, the Executive Benefits shall be decreased by a percentage calculated by subtracting the Executive's age at Early Retirement from the Normal Retirement Age as defined in subparagraph 1.9 of this agreement, and multiplying the result by a factor of five. For example, a 25% reduction of the Executive Benefits would occur if the Executive's Early Retirement Age is 57, based on the following calculation: 62-57=5x5=25%.

LIFE INSURANCE ENDORSEMENT METHOD

SPLIT DOLLAR PLAN AGREEMENT

Insurer/Policy Number: Mass Mutual, Southland Life
Bank: Citizens Bank
Insured: Executive Officer
Relationship of Insured to Bank: Executive Officer
Date: October 16th, 2001
The respective rights and duties of the Bank and the Insured in the above policy(ies) (the "Policy" or Policies) shall be as follows:

I. DEFINITIONS

Refer to the Policy provisions for the definition of all terms in this Agreement.

II. POLICY TITLE AND OWNERSHIP

Title and ownership shall reside in the Bank for its use and for the use of the Insured all in accordance with this Agreement. The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw the Policy cash values. Where the Bank and the Insured (or beneficiary or assignee with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the subject split dollar Policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

III. BENEFICIARY DESIGNATION RIGHTS

The Insured (or beneficiary or assignee shall have the right and power to designate a beneficiary or beneficiaries to receive his or her share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.

IV. TAXABLE BENEFIT

Annually the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank (or its administrator) will report to the Insured the amount of imputed income received each year on Form W-2 or its equivalent.

V. DIVISION OF DEATH PROCEEDS

Subject to Paragraph VI herein, the division of the death proceeds of the Policy is as follows:

1. If death occurs on or before the attainment of age seventy (70) the Insured's beneficiary (ies), (designated in accordance with Paragraph III), shall be entitled to an amount equal to the lesser of $500,000, or one hundred percent (100%) of the net at risk insurance portion of the proceeds. If death occurs after age seventy (70) but on or before age eighty (80), the Insured's beneficiary(ies) shall be entitled to the lesser of $350,000, or one hundred percent (100%) of the net at risk insurance proceeds. If death occurs after age eighty (80), the Insured's beneficiary(ies) shall be entitled to the lesser of $200,000, or one hundred percent (100%) of the net at risk insurance proceeds. The net at risk insurance portion is the total proceeds less the cash value of the Policy.

2. The Bank shall be entitled to the remainder of such proceeds.

3. The Bank and the Insured (or beneficiary or assignee shall share in any interest due on the death proceeds on a pro rata basis in the ratio that the proceeds due the Bank and the Insured, respectively, bears to the total proceeds, excluding any such interest.

4. In the event that the Policy is terminated other than as a result of (a) a termination of this Agreement pursuant to paragraph IX. or (b) any intentional act of the Insured which results in the termination of the Policy, then the Bank shall pay to the Insured's beneficiary(ies) an amount which will provide a total after-tax death benefit equal to the benefit that the Insured would have received if the Policy had not been terminated.

5. Provided the Insured is not eligible to receive benefits pursuant to the terms and conditions of that certain Executive Supplemental Compensation Agreement effective as of October 16, 2001, the Insured's beneficiary (ies), designated in accordance with Paragraph III, shall be entitled to an amount equal to the lesser of $50,000 or the net at risk insurance portion of the proceeds under the Policy. The net at risk insurance portion of the proceeds is the total proceeds less the cash value of the Policy.

VI. DIVISION OF CASH SURRENDER VALUE

The Bank shall at all times be entitled to an amount equal to the Policy's cash value, as that term is defined in the Policy, less any Policy loans and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable Policy surrender charges. Such cash value shall be determined as of the date of surrender of the Policy or death of the Insured as the case may be.

VII. PREMIUM WAIVER

If the Policy contains a premium waiver provision, any such waived amounts shall be considered for all purposes of this Agreement as having been paid by the Bank.

VIII. RIGHTS OF PARTIES WHERE POLICY ENDOWMENT OR ANNUITY ELECTION EXISTS

In the event the Policy involves an endowment or annuity element, the Bank's right and interest in any endowment proceeds or annuity benefits shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the Policy's cash value. Such endowment proceeds or annuity benefits shall be treated like death proceeds for the purposes of division under this Agreement.

IX. TERMINATION OF AGREEMENT

This Agreement shall terminate at the option of the Bank following thirty (30) days written notice to the Insured upon the happening of the following: The Insured's right to receive benefits under that certain Executive Supplemental Compensation Agreement effective as of October 16, 2001 shall terminate for any reason other than the Insured's death.

Upon such termination, the Insured (or beneficiary or assignee shall have a ninety (90) day option to receive from the Bank an absolute assignment of the Policy in consideration of a cash payment to the Bank, whereupon this Agreement shall terminate. Such cash payment shall be the greater of: (1) the Bank's share of the cash value of the Policy on the date of such assignment, as defined in this Agreement; or (2) the amount of the premiums which have been paid by the Bank prior to the date of such assignment.

Should the Insured (or beneficiary or assignee fail to exercise this option within the prescribed ninety (90) day period, the Insured (or beneficiary or assignee agrees that all of his or her rights, interest and claims in the Policy shall terminate as of the date of the termination of this Agreement.

Except as provided above, this Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph V. above.

X. INSURED'S OR ASSIGNEE'S ASSIGNMENT RIGHTS

The Insured may not, without the prior written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the Policy nor any rights, options, privileges or duties created under this Agreement.

XI. AGREEMENT BINDING UPON THE PARTIES

This Agreement shall be binding upon the Insured and the Bank, and their respective heirs, successors, personal representatives and assigns, as applicable.

XII. NAMED FIDUCIARY AND PLAN ADMINISTRATOR

The Bank is hereby designated the "Named Fiduciary" until resignation or removal by its Board of Directors. As Named Fiduciary, the Bank shall be responsible for the management, control, and administration of this Agreement as established herein. The Named Fiduciary may allocate to others certain aspects of the management and operations responsibilities of this Agreement, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

XIII. FUNDING POLICY

The funding Policy for this Agreement shall be to maintain the Policy in force by paying, when due, all premiums required.

XIV. CLAIM PROCEDURES

Claim forms or claim information as to the subject Policy can be obtained by contacting The Benefit Marketing Group, Inc. (770-952-1529). When the Named Fiduciary has a claim which may be covered under the provisions described in the Policy, it should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the named Fiduciary what further requirements are necessary. The Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check will be issued to the Named Fiduciary.

In the event that a claim is not eligible under the Policy, the Insurer will notify the Named Fiduciary of the denial pursuant to the requirements under the terms of the Policy. If the Named Fiduciary is dissatisfied with the denial of the claim and wishes to contest such claim denial, it should contact the office named above and they will assist in making inquiry to the Insurer. All objections to the Insurer's actions should be in writing and submitted to the office named above for transmittal to the Insurer.

XV. GENDER

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

XVI. INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as set forth herein upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the Policy provisions shall fully discharge the Insurer from any and all liability.

IN WITNESS WHEREOF, the Insured and a duly authorized Bank officer have signed this Agreement as of the above written date.

Citizens Bank
/s/ Jock Gibson
Chairman of the Board
Insured
/s/ Executive Officer